      As filed with the Securities and Exchange Commission on May 9, 2000

                                                   Registration No. 333-________
    ===========================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              ____________________

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              SEMTECH CORPORATION
             (Exact name of registrant as specified in its charter)


           Delaware                                      95-2119684
 (State or other jurisdiction of                     (I.R.S. Employer
  Incorporation or organization)                    Identification Number)


       652 Mitchell Road, Newbury Park, California 91320, (805) 498-2111
         (Address, including zip code, and telephone number, including
            Area-code, of registrant's principal executive offices)


                  John D. Poe                                                                    Copies to:
Chairman of the Board and Chief Executive Officer                                      Robert A. Miller, Jr., Esq.
             Semtech Corporation                                                    Paul, Hastings, Janofsky & Walker LLP
               652 Mitchell Road                                                           555 S. Flower Street
         Newbury Park, California 91320                                                    Los Angeles, CA 90071
                (805) 498-2111                                                                 (213) 683-6000
 (Name, address, including zip code, and telephone                          (Name, address, including zip code, and telephone
  number, including area code, of agent for service)                        number, including area code, of agent for service)



Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.............................................................. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ..................... [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering............................... [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.............................................................. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box ............................................ [ ]

                              ____________________

                        CALCULATION OF REGISTRATION FEE

Title Of Each Class Of          Amount To Be         Proposed Maximum Offering      Proposed Maximum Aggregate      Amount Of
Securities To Be Registered      Registered             Price  Per Note(2)              Offering  Price(1)       Registration Fee
--------------------------------------------------------------------------------------------------------------------------------
4 1/2% Convertible
Subordinated Notes Due 2007      $400,000,000                  100%                          $400,000,000            $105,600
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value      4,735,970(2)                  --                                  --                  --
---------------------------------------------------------------------------------------------------------------------------------

(1) Equals the aggregate principal amount of the securities being registered.

(2) Represents the shares of our common stock issuable upon conversion of the notes at a conversion price of $84.46. Pursuant to Rule 416 under the Securities Act, we are also registering such indeterminate number of additional shares of common stock as may be issuable to prevent dilution resulting from stock splits, stock dividends, or similar transactions pursuant to the terms of the notes. Pursuant to Rule 457(i), no registration fee is required for these shares.

                              ____________________

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
The information in this prospectus is not complete and may be changed. The holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                    Subject To Completion, Dated May 9, 2000

                                   PROSPECTUS

                                [SEMTECH LOGO]

          $400,000,000 4 1/2% Convertible Subordinated Notes Due 2007
                                      and
     4,735,970 Shares of Common Stock Issuable Upon Conversion of the Notes

                          ---------------------------

     The selling holders listed on page 31 under the caption "Selling Holders" may offer and resell for each of their own accounts up to an aggregate of $400,000,000 4 1/2% Convertible Subordinated Notes Due 2007 and the 4,735,970 shares of our common stock issuable upon conversion of the notes. For a more detailed description of the plan of distribution, see "Plan of Distribution," beginning on page 34.

     We will pay interest on the notes on February 1 and August 1 of each year, commencing on August 1, 2000. The notes will mature on February 1, 2007. The notes are subordinated to all of our existing and future senior indebtedness. Holders may convert the notes into shares of our common stock at any time on or before February 1, 2007, at a conversion price of $84.46 per share, subject to adjustment in certain events. On or after February 6, 2003, we may redeem any of the notes at the redemption prices set forth herein, plus accrued interest. For a more detailed description of the notes, see "Description of Notes" beginning on page 11.

     Our common stock is traded in the Nasdaq National Market System under the symbol "SMTC." On May 8, 2000, the last reported sale price per share of our common stock as reported by NASDAQ was $55.4375.

     We have not applied for listing of the notes on any securities exchange or for quotation through any automated quotation system. The notes are eligible for trading in the Private Offerings, Resales and Trading Through Automated Linkages ("PORTAL") market of the Nasdaq Stock Market.

     The notes and the shares issuable upon conversion of the notes may be offered for sale from time to time by the holders in brokerage transactions at prevailing market prices, in transactions at negotiated prices or otherwise. No representation is made that any shares will or will not be offered for sale. We will not receive any proceeds from the sale of the shares. All costs, expenses and fees incurred in connection with the registration of these shares are being borne by us, but all selling and other expenses incurred by the holders will be borne by such holders.

     The holders, and the brokers who sell our shares, may be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended. In addition, any profits realized by the selling holders or such brokers on the sale of any shares may constitute underwriting commissions.

     INVESTING IN THE NOTES OR OUR COMMON STOCK ISSUABLE UPON THEIR CONVERSION INVOLVES A HIGH DEGREE OF RISK. PLEASE CONSIDER CAREFULLY THE "RISK FACTORS" BEGINNING ON PAGE 5.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          --------------------------

                         Prospectus dated      , 2000.

                               TABLE OF CONTENTS

Available Information................................................................................................   1
Incorporation By Reference...........................................................................................   1
Forward-Looking Statements...........................................................................................   2
Summary..............................................................................................................   3
Risk Factors.........................................................................................................   5
Ratio of Earnings To Fixed Charges...................................................................................  10
Use of Proceeds......................................................................................................  10
Description of the Notes.............................................................................................  11
Description of Capital Stock.........................................................................................  23
Certain Federal Income Tax Considerations............................................................................  26
Selling Holders......................................................................................................  31
Plan of Distribution.................................................................................................  34
Independent Public Accountants.......................................................................................  35
Legal Matters........................................................................................................  35

                             AVAILABLE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Copies of such reports, proxy statements and other information may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may request copies of such documents by writing to the SEC and paying a fee for the copying costs. You may also call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Our common stock is traded on the Nasdaq National Market System. You may also read and copy documents we file with the SEC at the offices of the National Association of Securities Dealers, Inc., located at 1735 K Street, N.W., Washington, D.C. 20006.

                           INCORPORATION BY REFERENCE

     The SEC allows us to "incorporate by reference" certain of our publicly filed documents into this prospectus which means that we may disclose material information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and any later information that we file with the SEC will automatically update and supercede this information. We incorporate by reference the documents listed below and any additional documents we file with the SEC until the offering of the notes of the common stock issuable upon their conversion is terminated. This prospectus is part of a registration statement on Form S-3 that we filed with the SEC and does not contain all of the information set forth in the registration statement.

     The following documents that we previously filed with the SEC are incorporated by reference:

     (a) Our Annual Report on Form 10-K for the fiscal year ended January 30, 2000, filed on April 28, 2000;

     (b) Our Definitive Proxy Statement for our annual meeting of holders to be held on June 8, 2000 (other than the portions thereof identified as not deemed filed with the SEC); and

     (c) The description of our common stock contained in our Registration Statement under the Exchange Act on Form 8-A filed with the SEC on May 28, 1986.

     We will provide any person to whom a copy of this prospectus is delivered, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents unless specifically incorporated by reference. You should direct any requests for documents to the following:

                              Semtech Corporation
               652 Mitchell Road, Newbury Park, California 91320
            Attention: David G. Franz, Jr., Chief Financial Officer
                                 (805) 498-2111

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THE SELLING HOLDERS ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

                           FORWARD-LOOKING STATEMENTS

     In addition to historical information, this prospectus contains statements relating to our future results. These statements include certain projections and business trends which are "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made only as of the date of this prospectus. We do not undertake to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

     Actual results may differ materially from projected results as a result of certain risks and uncertainties. These risks and uncertainties include, without limitation, those described under "Risk Factors" including those set forth below and those detailed from time to time in our filings with the SEC:


  .  successful development and timing                .  our ability to manage integrate our
     and of new products;                                expanding and more diverse operations;

  .  ability to attract or retain                     .  our ability to integrate strategic acquisitions;
     specialized technical personnel;
                                                      .  our ability to compete against larger,
  .  cyclical nature of the semiconductor                more established entities;
     industry due to global and market conditions;
                                                      .  fluctuations in manufacturing yields;
  .  availability of manufacturing capacity;
                                                      .  our ability to protect our intellectual property rights;
  .  fluctuation of quarterly operating results;
                                                      .  uncertainties of litigation; and
  .  loss of a significant customer or customer
     order;                                           .  other risks and uncertainties.



     In making an investment decision, you must rely on your own examination of Semtech Corporation and the terms of this offering, including the merits and risks involved. These notes and the common stock issuable upon conversion have not been recommended by any federal or state securities commission or regulatory authority. Furthermore, these authorities have not confirmed the accuracy or determined the adequacy of this document. Any representation to the contrary is a criminal offense. The notes and shares of common stock issuable upon conversion of the notes may not be transferred or resold except as permitted under the Securities Act of 1933, as amended, and applicable state securities laws. You should be aware that you may be required to bear the financial risks of this investment for an indefinite period of time.

     Neither we, the selling holders, nor any of our respective representatives, make any representation to you as to the legality of an investment in the notes. You should not construe the contents of this prospectus to be legal, business or tax advice. You should consult with your own advisors as to the legal, tax, business, financial and related aspects of investing in the notes.

     Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the notes and our common stock. Specifically, the selling holders may over-allot in connection with the offering, and may bid for and purchase notes and shares of common stock in the open market. For a discussion of these activities, see "Plan of Distribution."

                                    SUMMARY

     This summary highlights information about Semtech Corporation. Because this is a summary, it may not contain all the information you should consider before investing in the notes or the common stock issuable upon their conversion. You should read the full text of, and consider carefully the more specific details contained in, this prospectus before investing in the notes.

     We are a leading supplier of analog and mixed-signal semiconductors. We design, manufacture and market a range of products for commercial applications, the majority of which are sold to the communications, industrial and computer markets. Our semiconductors enable power management, test, protection and a range of other functions in products that require analog or mixed-signal processing. Our end customers are primarily original equipment manufacturers, or OEMs, and include Agilent, IBM, Intel, Motorola, Samsung and Schlumberger.

     The semiconductor industry is divided into analog and digital semiconductor products. Analog semiconductors condition and regulate "real world" functions such as temperature, speed, sound and electrical current. Digital semiconductors process binary information, such as that used by computers. Mixed-signal devices incorporate both analog and digital functions into a single chip and provide the ability for digital electronics to interface with the outside world. Analog technology plays a critical role in enabling the operation of end consumer applications that utilize digital processing such as computers, personal digital assistants (PDAs), networks, cellular phones, industrial test equipment and medical devices.

     Dataquest, a market research firm, estimates that analog devices will represent approximately $28 billion of the approximately $179 billion overall market for semiconductors in 2000 and that demand for analog semiconductors will grow at approximately 14% per year, compounded annually, until 2003. We expect certain segments of the analog market, however, where end product demand is strong, to grow at a faster rate than the overall semiconductor market. These segments include advanced communications, industrial test and personal and portable computing. The need for analog semiconductors in these markets is based on the need to enable the reliability of emerging communications devices, extend battery lives, achieve higher levels of integration, increase portability and reduce size. Further, because the analog industry is smaller and more fragmented than the digital industry, it tends to offer high-margin opportunities for those companies able to introduce innovative new product solutions.

     Our strategy is to be a leader in our target markets. We are focused on developing proprietary new products to serve these markets in order to meet growing consumer demand for increased product performance at competitive price points. We intend to leverage our skilled technical personnel to develop new products, or to make strategic acquisitions, as necessary, in order to penetrate and serve the developing segments of our target markets. We further intend to capitalize on our strengths by cross selling our product lines into the large, diversified customer base we currently serve.

     We believe it is our ability to offer proprietary new products that enables us to capture higher margins than would otherwise be available in the lower performance segments of the market. In fiscal year 2000, we increased our product introductions by approximately 100% and our pool of skilled technical personnel by 50% over the previous year. We believe that our rate of new product introduction and increased number of skilled technical personnel are strong indicators of our ability to meet the evolving needs of our target markets.

     We were incorporated in 1960 in Delaware. Our principal executive offices are located at 652 Mitchell Road, Newbury Park, California.

                                  THE OFFERING


Securities Offered...............   $400,000,000 principal amount of 4 1/2% Convertible Subordinated Notes due 2007 and 4,735,970 shares of common stock issuable upon conversion of the notes.

Interest on notes................   4 1/2% per annum on the principal amount, payable semi-annually in arrears in cash on February 1 and August 1 of each year, beginning
                                    August 1, 2000.

Conversion.......................   Holders may convert each note into our common stock at any time on or before February 1, 2007, at a conversion price of $84.46 per share, subject to adjustment if certain events affecting our common stock occur. See "Description of Notes - Conversion Rights."

Subordination....................   The notes are subordinated to all of our existing and future senior indebtedness and to all debt and other liabilities of our subsidiaries.
                                    As of January 30, 2000, we had no senior indebtedness outstanding and our subsidiaries had $12.7 million of other liabilities outstanding.
                                    Neither we nor our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture. See "Description of
                                    Notes - Subordination."

Optional Redemption..............   We may redeem any of the notes on or after February 6, 2003, by giving you at least 30 days' notice. We may redeem the notes either in whole or in part at the redemption prices set forth herein, together with accrued and unpaid interest.

Fundamental Change...............   If a fundamental change occurs on or before February 1, 2007, you may require us to purchase all or part of your notes at a redemption price equal to 100% of the outstanding principal amount of the notes being redeemed, plus accrued and unpaid interest. See "Description of
                                    Notes--Redemption at Option of the Holder."

Use of Proceeds..................   We will not receive any proceeds from the sale by the selling holders of the notes and the common stock issuable upon conversion of the notes. We will pay all expenses of the registration and sale of the notes and the common stock, other than selling commissions and fees and stock transfer taxes.

Ratio of Earnings to Fixed
 Charges.........................   We represent below the ratio of our earnings to our fixed charges.
                                    Earnings are defined as income before income taxes plus fixed charges.
                                    Fixed charges represent interest expense on all debt.  We do not have premiums, discounts or capitalized expenses relating to indebtedness or interest components of rental expense for all periods presented.

                                                               For the Year Ended
                                 ---------------------------------------------------------------------------
                                                    January     January    February     January     January
                                                   28, 1996    26, 1997     1, 1998    31, 1999    30, 2000
                                 ---------------------------------------------------------------------------
                                    Ratio Of
                                    Earnings To
                                    Fixed
                                    Charges.....     116x         98x        617x        881x        775x
                                 ---------------------------------------------------------------------------

Nasdaq National Market Symbol....   SMTC.

                                  RISK FACTORS

     You should carefully consider and evaluate all of the information in this prospectus, including the risk factors listed below. Any of these risks could materially and adversely affect our business, financial condition and results of operations, which in turn could materially and adversely affect the price of the notes and the common stock.

     Keep these risk factors in mind when you read "forward-looking" statements elsewhere in this prospectus. These statements relate to our expectations about future events and time periods. Generally, the words "anticipate," "expect," "intend" and similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties, and future events and circumstances could differ significantly from those anticipated in the forward-looking statements.

We may be unsuccessful in developing and selling new products required to maintain or expand our business

     We operate in a dynamic environment characterized by price erosion, rapid technological change and design and other technological obsolescence. Our competitiveness and future success depend on our ability to introduce new or improved products that meet customer needs while achieving acceptable margins. If we fail to introduce these new products in a timely manner or these products fail to achieve market acceptance, our business, financial condition and results of operations could be materially and adversely affected.

     The introduction of new products presents significant business challenges because product development commitments and expenditures must be made well in advance of product sales. The success of a new product depends on accurate forecasts of long-term market demand and future technological developments, as well as on a variety of specific implementation factors including:

     . timely and efficient completion of process design and development; . timely and efficient implementation of manufacturing and assembly processes;
     .  product performance;
     . the quality and reliability of the product; and . effective marketing, sales and service.

The failure of our products to achieve market acceptance due to these and other factors could materially and adversely affect our business, financial condition, and results of operations.

We may fail to attract or retain the specialized technical and management personnel required to successfully operate our business

     Our future success depends upon our ability to attract and retain highly qualified technical, marketing and managerial personnel. We are particularly dependent on a relatively small group of key technical personnel with analog and mixed-signal expertise. Personnel with analog and mixed-signal expertise are scarce and competition for personnel with these skills is intense. There can be no assurance that we will be able to retain existing key technical, marketing and managerial employees or that we will be successful in attracting, assimilating or retaining other highly qualified technical, marketing and managerial personnel in the future. If we are unable to retain existing key employees or are unsuccessful in attracting new highly qualified employees, our business, financial condition and results of operations could be materially and adversely affected.

The cyclical nature of the semiconductor industry may limit our ability to maintain or increase revenue and profit levels during future industry downturns

     The semiconductor industry is highly cyclical. Our financial performance may be materially and adversely affected by significant downturns in the semiconductor industry as a result of:

     .  general economic conditions;
     .  general reductions in inventory levels by customers;
     .  excess production capacity; and

     .  accelerated declines in average selling prices of our products.

The occurrence of these or other conditions in the semiconductor industry in the future could have a material adverse effect on our business, financial condition and results of operations.

Fluctuations and seasonality in the personal computer industry may have adverse consequences for our business

     Many of our products are used in personal computers and related peripherals. Industry-wide fluctuations in the personal computer marketplace have in the past and may in the future materially and adversely affect our business. In addition, our past results have reflected some seasonality, with demand levels being higher in computer segments during the third and fourth quarters of the year in comparison to the first and second quarters.

Economic downturn in our end-markets may have adverse consequences for our business

     We market our products to several commercial markets, including computers and peripherals, telecommunications, and industrial and test equipment. A downturn in any of our markets, especially the consumer computer industry, could materially and adversely affect our business, financial condition and results of operations. In addition, current efforts being undertaken by companies in the semiconductor manufacturing industry to increase worldwide semiconductor manufacturing capacity could lead to general manufacturing overcapacity and to underutilization of our manufacturing capacity.

We obtain certain components and materials necessary for our manufacturing operations from a limited number of suppliers

     Our reliance on a limited number of outside subcontractors for silicon wafers, packaging and certain other tasks involves several risks, including potential inability to obtain an adequate supply of required components and reduced control over the price, timely delivery, reliability and quality of components. There can be no assurance that problems will not occur in the future with suppliers or subcontractors. Disruption or termination of our supply sources or subcontractors could delay our shipments and could have a material adverse effect on our business, financial condition and results of operations. Delays could also damage relationships with current and prospective customers. Any prolonged inability to obtain timely deliveries or any other circumstances that would require us to seek alternative sources of supply or to manufacture or package certain components internally could have a material adverse effect on our business, financial condition and results of operations.

Our future quarterly operating results may fluctuate and therefore may fail to meet expectations

     Our quarterly operating results may fluctuate in the future, may fail to match our past performance and meet the expectations of analysts and investors. Our quarterly operating results may fluctuate as a result of:

     . general economic conditions in the countries where we sell our products; . seasonality and variability in the computer market and our other end markets;
     .  the timing of our and our competitors' new product introductions;
     .  product obsolescence;
     . the scheduling, rescheduling and cancellation of large orders by our customers;
     .  the cyclical nature of demand for our customers' products;
     . our ability to develop new process technologies and achieve volume production at our fabrication facilities;
     .  changes in manufacturing yields;
     . adverse movements in exchange rates, interest rates or tax rates; and . the availability of adequate supply commitments from our outside suppliers or subcontractors.

As a result of these factors, our past financial results are not necessarily indicative of our future results.

We receive a significant portion of our revenues from a small number of customers

     Historically, we have had significant customers, which individually accounted for approximately 10% of consolidated revenues in certain quarters. The composition of our largest customers has varied from year to year. In fiscal year 2000, our top five customers accounted for approximately one-third of our revenues, and for fiscal year 1999, our top five customers accounted for approximately 25% of our revenues. We primarily conduct our sales on a purchase order basis, rather than pursuant to long-term supply contracts. The loss of any significant customer, any reduction in orders by any of our significant customers, or the cancellation of a significant customer order, could materially and adversely affect our business, financial condition and results of operations.

We are expanding and diversifying our operations, and if we fail to manage our expanding and more diverse operations successfully, our business, financial condition and results of operations may be materially and adversely affected

     Our strategy includes expansion and diversification of our operations through internal development. Our diversification into new markets and product lines will increase demand on our management, financial resources and information and internal control systems. Our success depends in significant part on our ability to implement, improve and expand our systems, procedures and controls. If we fail to do this at a pace consistent with the development of our business, then our business, financial condition and results of operations could be materially and adversely affected.

     As we seek to expand our operations, we expect to encounter a number of risks, which may include those associated with:

     .  hiring additional management and other critical personnel;
     .  adding equipment and capacity; and
     . increasing the scope, geographic diversity and complexity of our operations.

We have acquired and may continue to acquire other companies and may be unable to successfully integrate such companies with our operations

     In the past we have expanded our operations through strategic acquisitions and we may continue to expand and diversify our operations with additional acquisitions. If we are unsuccessful in integrating these companies with our operations, or if integration is more difficult than anticipated, we may experience disruptions that could have a material adverse effect on our business, financial condition and results of operations. Some of the risks that may affect our ability to integrate companies we acquire include those associated with:

     . unexpected losses of key employees or customers of the acquired company; . conforming the acquired company's standards, processes, procedures and controls with our operations;
     .  coordinating our new product and process development;
     . hiring additional management and other critical personnel; and . increasing the scope, geographic diversity and complexity of our operations.

We compete against larger, more established entities

     The semiconductor industry is intensely competitive and is characterized by price erosion, rapid technological change and design and other technological obsolescence. We compete with domestic and international semiconductor companies, many of which have substantially greater financial and other resources with which to pursue engineering, manufacturing, marketing and distribution of their products. Some of these competitors include: Texas Instruments, National Semiconductor, Linear Technology, Fairchild Semiconductor and Intersil Semiconductor, all with respect to our power management products; ST Microelectronics N.V. with respect to our protection products; Analog Devices, Maxim Integrated Products and ON Semiconductor, all with respect to our high performance/ATE products; Applied Micro Circuits Corporation, PMC-Sierra Inc. and Vitesse Semiconductor Corp., all with respect to our advanced communications products; and Philips Semiconductors, Synaptics Inc. and Mitsubishi Electric Corp, all with respect to our intelligent input/output devices. We expect continued competition from existing competitors as well as competition from new entrants in the semiconductor market. Our ability to compete successfully in the rapidly evolving area of integrated circuit technology depends on several factors, including:

     . success in designing and manufacturing new products that implement new technologies;
     .  protection of our processes and know-how;
     .  maintaining high product quality and reliability;
     .  pricing policies of our competitors;
     .  performance of competitors' products;
     .  ability to deliver in large volume on a timely basis;
     . marketing, manufacturing and distribution capability; and . financial strength.

Fluctuating production yields may increase production costs and cause inventory shortages

     The manufacture of semiconductor products is a highly complex and precise process. Defects in masks, impurities in the materials used, contamination of the manufacturing environment, failure of equipment and other difficulties in the fabrication process can cause a substantial percentage of wafers to be rejected or numerous die on each wafer to be nonfunctional. Wafer yields can decline without warning, resulting in substantially higher production costs and inventory shortages. Yield problems may take substantial time to analyze and correct. Yield problems may also arise from our outsourced third party manufacturers. We may experience production yield problems in the future that could materially and adversely affect our business, financial condition and results of operations.

We must commit resources to product production prior to receipt of purchase commitments and could lose some or all of the associated investment

     Sales are made primarily pursuant to purchase orders for current delivery, rather than pursuant to long-term supply contracts, that may be revised or canceled without penalty. As a result, we must commit resources to the production of products without any advance purchase commitments from customers. Our inability to sell products after we devote significant resources to them could have a material adverse effect on our business, financial condition and results of operations.

We may underutilize our manufacturing facilities or we may have inadequate facilities to meet the demand for our products

     We may underutilize our manufacturing facilities from time to time as a result of reduced demand for our products. If demand for our products does not increase consistent with our plans and expectations, we will likely underutilize our manufacturing facilities which could have a material adverse effect on our business, financial condition and results of operations.

     Conversely, there may be situations in the future in which our manufacturing facilities will be inadequate to meet the demand for our products. Our inability to generate sufficient manufacturing capacities to meet demand, either through our own facilities or through outsourcing to third parties, could have a material adverse effect on our business, financial condition and results of operations.

We sell and trade with foreign customers which subjects our business to increased risks applicable to international sales

     Sales to foreign customers accounted for approximately 64% of net sales in the fiscal year ended January 30, 2000 and 53% of net sales for sales for fiscal year 1999. The percentage of international sales may increase in future years. International sales are subject to certain risks, including unexpected changes in regulatory requirements, fluctuations in exchange rates, tariffs and other barriers, political and economic instability, difficulties in accounts receivable collection, difficulties in managing distributors and representatives, difficulties in staffing and managing foreign subsidiary operations and potentially adverse tax consequences. There can be no assurance that any of these factors will not have a material adverse effect on our business, financial condition and results of operations. In addition, even though the majority of our foreign sales are denominated in U.S. dollars, currency exchange fluctuations in countries where we do business could materially and adversely affect us by resulting in pricing that is not competitive with prices denominated in local currencies.

We may be unable to adequately protect our intellectual property rights

     Few of our products are protected by patents and we rely primarily on a combination of nondisclosure agreements and other contractual provisions, as well as the commitment to confidentiality and loyalty of our employees, to protect our know-how and processes. We intend to continue to protect our proprietary technology through copyrights and trade secrets and, to a limited extent, patents. Despite this intention, we may not be successful in achieving adequate protection. Our failure to adequately protect our material know-how and processes could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that the steps we have taken will be adequate to protect our proprietary rights or that a competitor will not independently develop similar or superior know-how or processes.

     The semiconductor industry is characterized by frequent litigation regarding patent and intellectual property rights. Due to the number of competitors, the potential for patent infringement exists and is an ongoing risk since other companies in our industry could have patent rights which may not be identifiable when we initiate development efforts. Litigation, which could result in substantial cost and diversion of resources, may be necessary to enforce our intellectual property rights or to defend ourselves against infringement claims. We may also be subject to future intellectual property claims or judgments. If these were to occur, we may be unable to obtain a license on favorable terms, if at all, or without a material adverse effect on our business, financial condition and results of operations.

We are subject to environmental regulations

     We are subject to a variety of United States federal, foreign, state and local governmental laws, rules and regulations related to the use, storage, handling, discharge or disposal of certain toxic, volatile or otherwise hazardous chemicals used in our manufacturing process. Any of these regulations could require us to acquire equipment or to incur substantial other expenses to comply with environmental regulations. If we were to incur substantial additional expenses, product costs could significantly increase, thus materially and adversely affecting our business, financial condition and results of operations. Any failure to comply with present or future environmental laws, rules and regulations could result in fines, suspension of production or cessation of operations, any of which could have a material adverse effect on our business, financial condition and results of operations.

Our products may be found to be defective, product liability claims may be asserted against us and we may not have sufficient liability insurance

     One or more of our products may be found to be defective after we have already shipped such products in volume, requiring a product replacement, recall, or a software fix which would cure the defect but impede performance. We may also be subject to product returns which could impose substantial costs and have a material and adverse effect on our business, financial condition and results of operations.

     Product liability claims may be asserted with respect to our technology or products. Although we currently have product liability insurance, there can be no assurance that we have obtained sufficient insurance coverage, or that we will have sufficient resources, to satisfy any product liability claims.

Some of our facilities are located near major earthquake fault lines

     Our corporate headquarters, a portion of our manufacturing facilities, assembly and research and development activities and certain other critical business operations are located near major earthquake fault lines. We could be materially and adversely affected in the event of a major earthquake. We do not maintain earthquake insurance.

                       RATIO OF EARNINGS TO FIXED CHARGES
                                 (in thousands)

     We represent below the ratio of our earnings to our fixed charges. Earnings are defined as income before income taxes plus fixed charges. Fixed charges represent interest expense on all debt. We do not have premiums, discounts or capitalized expenses relating to indebtedness or interest components of rental expense for all periods presented.


                                                                         For the Years Ended
-----------------------------------------------------------------------------------------------------------------------
                                               January 28,    January 26,    February 1,    January 31,    January 30,
                                                 1996           1997           1998           1999           2000
-----------------------------------------------------------------------------------------------------------------------
Ratio of Earnings to Fixed Charges...........    116x           98x            617x           881x           775x
-----------------------------------------------------------------------------------------------------------------------



                                USE OF PROCEEDS

     We will not receive any proceeds from the sale by the selling holders of the notes and the common stock issuable upon their conversion. We will not receive any proceeds from the sale of the shares. All costs, expenses and fees incurred in connection with the registration of these shares are being borne by us, but all selling and other expenses incurred by the holders will be borne by such holders.

                            DESCRIPTION OF THE NOTES

     We issued the notes under an indenture, dated as of February 14, 2000, between us and State Street Bank and Trust Company of California, N.A., as trustee. The following description is a summary of the material provisions of the indenture, the notes and the registration rights agreement. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the indenture, including the definitions of certain terms used in the indenture, the notes and the registration rights agreement. Wherever particular provisions or defined terms of the indenture, note or registration rights agreement are referred to herein, these provisions or defined terms are incorporated in this prospectus by reference. We urge you to read the indenture, the notes and the registration rights agreement in their entirety because they, and not this description, define your rights as holders of these notes. You may request a copy of these documents at our address listed under the caption "Incorporation by Reference."

     As used in this "Description of Notes" section, references to "Semtech," "we," "our" or "us" refer solely to Semtech Corporation and not our subsidiaries.

General

     The notes are general unsecured obligations of Semtech. Our payment obligations under the notes are subordinated to our senior indebtedness as described under "--Subordination of Notes." The notes are convertible into common stock as described under "--Conversion of Notes." We issued the notes in the aggregate principal amount $400,000,000. The notes were issued only in denominations of $1,000 and multiples of $1,000. The notes will mature on February 1, 2007 unless earlier converted, redeemed at our option or redeemed at your option upon a fundamental change.

     We are not subject to any financial covenants under the indenture. In addition, we are not restricted under the indenture from paying dividends, incurring debt, including senior indebtedness, or issuing or repurchasing our securities.

     You are not afforded protection in the event of a highly leveraged transaction or a change in control of Semtech under the indenture except to the extent described below under "--Redemption at Option of the Holder.

     We will pay interest on February 1 and August 1 of each year, beginning August 1, 2000, to record holders at the close of business on the preceding January 15 and July 15, as the case may be, except:

     . interest payable upon redemption will be paid to the person to whom principal is payable, unless the redemption date is an interest payment date; and

     .  as set forth in the next sentence.

     In case you convert your note into common stock during the period after any record date but prior to the next interest payment date either:

     . we will not be required to pay interest on the interest payment date if the note has been called for redemption on a redemption date that occurs during this period; or

     . we will not be required to pay interest on the interest payment date if the note is to be redeemed in connection with a fundamental change on a repurchase date that occurs during this period; or

     . if otherwise, any note not called for redemption that is submitted for conversion during this period must also be accompanied by an amount equal to the interest due on the interest payment date on the converted principal amount, unless at the time of conversion there is a default in the payment of interest the notes. See "--Conversion of Notes."

     We will maintain an office in the Borough of Manhattan, the City of New York, for the payment of interest, which shall initially be an office or agency of the trustee.

     We may pay interest either:

     . by check mailed to your address as it appears in the note register, provided that if you are a holder with an aggregate principal amount in excess of $2.0 million, you shall be paid, at your written election, by wire transfer in immediately available funds; or

     .  by transfer to an account maintained by you in the United States.

     However, payments to The Depository Trust Company, New York, New York, which we refer to as DTC, will be made by wire transfer of immediately available funds to the account of DTC or its nominee. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

Form, Denomination and Registration

     The notes will be issued:

     .  in fully registered form;

     .  without interest coupons; and

     . in denominations of $1,000 principal amount and integral multiples of $1,000.

     Global Note, Book-Entry Form

     We issued the notes to "qualified institutional buyers" as defined in Rule 144A under the Securities Act, whom we refer to as QIBs, in the form of one or more global notes except as described under "--Certificated Notes" below.
The global notes were deposited with, or on behalf of, the clearing agency registered under the Exchange Act that is designated for the notes and registered in the name of the depository or its nominee. DTC is the initial depository and we registered the global notes in the name of Cede & Co. as DTC's nominee. Except as set forth below, a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

     QIBs may hold their interests in a global note directly through DTC if such holder is a participant in DTC, or indirectly through organizations which are participants in DTC (called "participants"). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global note to such persons may be limited.

     QIBs who are not participants may beneficially own interests in a global note held by DTC only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called "indirect participants"). So long as Cede & Co., as the nominee of DTC, is the registered owner of a global note, Cede & Co. for all purposes will be considered the sole holder of such global note. Except as provided below, owners of beneficial interests in a global note will:

     .  not be entitled to have certificates registered in their names;

     . not receive physical delivery of certificates in definitive registered form; and

     .  not be considered holders of the global note.

     We will pay interest on and the redemption price of a global note to Cede & Co., as the registered owner of the global note, by wire transfer of immediately available funds on each interest payment date or the redemption or repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

     . for the records relating to, or payments made on account of, beneficial ownership interests in a global note; or

     . for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

     We have been informed that DTC's practice is to credit participants' accounts on that payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by a global note as shown in the records of DTC, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in the principal amount represented by a global note held through participants will be the responsibility of the participants, as is now the case with securities held for the accounts of customers registered in "street name."

     Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing its interest.

     Neither Semtech, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange, only at the direction of one or more participants to whose account with DTC interests in the global note are credited, and only in respect of the principal amount of the notes represented by the global note as to which the participant or participants has or have given such direction.

     DTC has advised us that it is:

     . a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System;

     . a "clearing corporation" within the meaning of the Uniform Commercial Code; and

     . a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

     DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue notes in certificated form in exchange for global notes.

     Certificated Notes

     Notes sold to investors that are institutional accredited investors will be issued in certificated form. In addition, QIBs may request that certificated notes be issued in exchange for notes represented by a global note.

Conversion of Notes

     You may convert your note, in whole or in part, into common stock through the final maturity date of the notes, subject to prior redemption of the notes. If we call notes for redemption, you may convert the notes only until the close of business on the business day prior to the redemption date unless we fail to pay the redemption price. If you have submitted your notes for redemption upon a fundamental change, you may convert your notes only if you withdraw your redemption election. You may convert your notes in part so long as this part is $1,000 principal amount or an integral multiple of $1,000. If any notes not called for redemption are converted after a record date for any interest payment date and prior to the next interest payment date, the notes must be accompanied by an amount equal to the interest payable on the interest payment date on the converted principal amount unless a default exists at the time of conversion.

     The initial conversion price for the notes is $84.46 per share of common stock, subject to adjustment as described below. We will not issue fractional shares of common stock upon conversion of notes. Instead, we will pay cash equal to the market price of the common stock on the business day prior to the conversion date. Except as described below, you will not receive any accrued interest or dividends upon conversion.

     To convert your note into common stock you must:

     . complete and manually sign the conversion notice on the back of the note or facsimile of the conversion notice and deliver this notice to the conversion agent;

     .  surrender the note to the conversion agent;

     .  if required, furnish appropriate endorsements and transfer documents;

     .  if required, pay all transfer or similar taxes; and

     . if required, pay funds equal to interest payable on the next interest payment date.

     The date you comply with these requirements is the conversion date under the indenture.

     We will adjust the conversion price if the following events occur:

     (1) we issue common stock as a dividend or distribution on our common stock;

     (2) we issue to all holders of common stock certain rights or warrants to purchase our common stock;

     (3)  we subdivide or combine our common stock;

     (4) we distribute to all common stock holders capital stock, evidences of indebtedness or assets, including securities but excluding:

          .  rights or warrants listed in (2) above;

          .  dividends or distributions listed in (1) above; and

          .  cash distributions listed in (5) below;

     (5) We distribute cash, excluding any quarterly cash dividend on our common stock to the extent that the aggregate cash dividend per share of common stock in any quarter does not exceed the greater of:

          . the amount per share of common stock of the next preceding quarterly cash dividend on the common stock to the extent that the preceding quarterly dividend did not require an adjustment of the conversion price pursuant to this clause (5), as adjusted to reflect subdivisions or combinations of the common stock, and

          . 3.75% of the average of the last reported sale price of the common stock during the ten trading days immediately prior to the declaration date of the dividend, and excluding any dividend or distribution in connection with the liquidation, dissolution or winding up of Semtech.

If an adjustment is required to be made under this clause (5) as a result of a distribution that is a quarterly dividend, the adjustment would be based upon the amount by which the distribution exceeds the amount of the quarterly cash dividend permitted to be excluded pursuant to this clause (5). If an adjustment is required to be made under this clause (5) as a result of a distribution that is not a quarterly dividend, the adjustment would be based upon the full amount of the distribution.

     (6) we or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the current market price per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer; and

     (7) someone other than us or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer in which, as of the closing date of the offer, our board of directors is not recommending rejection of the offer. The adjustment referred to in this clause (7) will only be made if:

          . the tender offer or exchange offer is for an amount that increases the offeror's ownership of common stock to more than 25% of the total shares of common stock outstanding; and

          . the cash and value of any other consideration included in the payment per share of common stock exceeds the current market price per share of common stock on the business day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.

However, the adjustment referred to in this clause (7) will generally not be made if as of the closing of the offer, the offering documents disclose a plan or an intention to cause us to engage in a consolidation or merger of Semtech or a sale of all or substantially all of our assets.

     Under our rights plan, upon conversion of the notes into common stock, to the extent that the rights plan is still in effect upon conversion, you will receive, in addition to the common stock, the rights under the rights plan whether or not the rights have separated from the common stock at the time of conversion, subject to certain limited exceptions.

     In the event of:

     .  any reclassification of our common stock;

     .  a consolidation, merger or combination involving Semtech; or

     . a sale or conveyance to another person of the property and assets of Semtech as an entirety or substantially as an entirety,

in which holders of common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, holders of notes will generally be entitled thereafter to convert their notes into the same type of consideration received by common holders immediately prior to one of these types of events.

     You may in certain situations be deemed to have received a distribution subject to United States federal income tax as a dividend in the event of any taxable distribution to holders of common stock or in certain other situations requiring a conversion price adjustment. See "Certain Federal Income Tax Considerations."

     We may from time to time reduce the conversion price for a period of at least 20 days if our board of directors has made a determination that this reduction would be in our best interests. Any such determination by our board will be conclusive. We would give holders at least 15 days' notice of any reduction in the conversion price. In addition, we may reduce the conversion price if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any stock or rights distribution. See "Certain Federal Income Tax Considerations."

     We will not be required to make an adjustment in the conversion price unless the adjustment would require a change of at least 1% in the conversion price. However, we will carry forward any adjustments that are less than one percent of the conversion price. Except as described above in this section, we will not adjust the conversion price for any issuance of our common stock or convertible or exchangeable securities or rights to purchase our common stock or convertible or exchangeable securities.

Optional Redemption By Semtech

     The notes are not entitled to any sinking fund. At any time on or after February 6, 2003, we may redeem the notes in whole or in part at the following prices expressed as a percentage of the principal amount.


Period                                                                                    Redemption Price
------                                                                                   -----------------
Beginning on February 6, 2003 and ending on January 31, 2004.........................        102.571%
Beginning on February 1, 2004 and ending on January 31, 2005.........................        101.929%
Beginning on February 1, 2005 and ending on January 31, 2006.........................        101.286%
Beginning on February 1, 2006 and ending on January 31, 2007.........................        100.643%


and 100% at February 1, 2007. In each case, we will pay interest to, but excluding, the redemption date. If the redemption date is an interest payment date, interest shall be paid to the record holder on the relevant record date. We are required to give notice of redemption by mail to holders not more than 60 but not less than 30 days prior to the redemption date.

     If less than all of the outstanding notes are to be redeemed, the trustee shall select the notes to be redeemed in principal amounts of $1,000 or integral multiples of $1,000 by lot, pro rata or by another method the trustee considers fair and appropriate. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion shall be deemed to be of the portion selected for redemption.

     We may not redeem the notes if we have failed to pay any interest or premium on the notes and such failure to pay is continuing. We will issue a press release if we redeem the notes.

Redemption at Option of the Holder

     If a fundamental change occurs prior to February 15, 2007, you may require us to redeem your notes, in whole or in part, on a repurchase date that is 30 days after the date of our notice of the fundamental change. The notes will be redeemable in multiples of $1,000 principal amount.

     We shall redeem the notes at a price equal to 100% of the principal amount to be redeemed, plus accrued interest to, but excluding, the repurchase date. If the repurchase date is an interest payment date, we will pay interest to the record holder on the relevant record date.

     We will mail to all record holders a notice of the fundamental change within 10 days after the occurrence of the fundamental change. We are also required to deliver to the trustee a copy of the fundamental change notice. If you elect to redeem your notes, you must deliver to us or our designated agent, on or before the 30th day after the date of our fundamental change notice, your redemption notice and any notes to be redeemed, duly endorsed for transfer. We will promptly pay the redemption price for notes surrendered for redemption following the repurchase date.

     A "fundamental change" is any transaction or event in connection with which all or substantially all of our common stock shall be exchanged for, converted into, acquired for or constitute solely the right to receive, consideration, whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise, which is not all or substantially all common stock listed on, or that will be listed on or immediately after the transaction or event on:

     .  a United States national securities exchange, or

     . approved for quotation on the NASDAQ National Market or any similar United States system of automated dissemination of quotations of securities prices.

     We will comply with any applicable provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act in the event of a fundamental change.

     These fundamental change redemption rights could discourage a potential acquiror of Semtech. However, this fundamental change redemption feature is not the result of management's knowledge of any specific effort to obtain control of Semtech by means of a merger, tender offer or solicitation, or part of a plan by management to adopt a series of anti-takeover provisions. The term "fundamental change" is limited to certain specified transactions and may not include other events that might adversely affect our financial condition. Our obligation to offer to redeem the notes upon a fundamental change would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving Semtech.

     We may be unable to redeem the notes in the event of a fundamental change. If a fundamental change were to occur, we may not have enough funds to pay the redemption price for all tendered notes. In addition, in certain situations, a fundamental change could result in an event of default under our existing credit facility. Our existing credit facility also prohibits redemptions of the notes. Any future credit agreements or other agreements relating to our indebtedness may contain similar provisions, or expressly prohibit the repurchase of the notes upon a fundamental change or may provide that a fundamental change constitutes an event of default under that agreement. If a fundamental change occurs at a time when we are prohibited from purchasing or redeeming notes, we could seek the consent of our lenders to redeem the notes or could attempt to refinance this debt. If we do not obtain a consent, we could not purchase or redeem the notes. Our failure to redeem tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness. In these circumstances, or if a fundamental change would constitute an event of default under our senior indebtedness, the subordination provisions of the indenture would restrict payments to the holders of notes.

Subordination of Notes

     Payment on the notes will, to the extent provided in the indenture, be subordinated in right of payment to the prior payment in full of all of our senior indebtedness. The notes also are effectively subordinated to all debt and other liabilities, including trade payables and lease obligations, if any, of our subsidiaries.

     Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, or premium, if any, interest, and liquidated damages, if any, on the notes will be subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to the holders of senior indebtedness of all senior indebtedness. In the event of any acceleration of the notes because of an event of default, the holders of any outstanding senior indebtedness would be entitled to payment in full in cash or other payment satisfactory to the holders of senior indebtedness of all senior indebtedness obligations before the holders of the notes are entitled to receive any payment or distribution. We are required under the indenture to promptly notify holders of senior indebtedness, if payment of the notes is accelerated because of an event of default.

     We may not make any payment on the notes if:

     . a default in the payment of designated senior indebtedness occurs and is continuing beyond any applicable period of grace (called a "payment default"); or

     . a default other than a payment default on any designated senior indebtedness occurs and is continuing that permits holders of designated senior indebtedness to accelerate its maturity, or in the case of a lease, a default occurs and is continuing that permits the lessor to either terminate the lease or require us to make an irrevocable offer to terminate the lease following an event of default under the lease, and the trustee receives a notice of such default (called a "payment blockage notice") from us or any other person permitted to give such notice under the indenture (called a "non-payment default").

     We may resume payments and distributions on the notes:

     . in case of a payment default, upon the date on which such default is cured or waived or ceases to exist; and

     . in case of a non-payment default, the earlier of the date on which such nonpayment default is cured or waived or ceases to exist or 179 days after the date on which the payment blockage notice is received, if the maturity of the designated senior indebtedness has not been accelerated, or in the case of any lease, 179 days after notice is received if we have not received notice that the lessor under such lease has exercised its right to terminate the lease or require us to make an irrevocable offer to terminate the lease following an event of default under the lease.

No new period of payment blockage may be commenced pursuant to a payment blockage notice unless 365 days have elapsed since the initial effectiveness of the immediately prior payment blockage notice. No non-payment default that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for any later payment blockage notice.

     If the trustee or any holder of the notes receives any payment or distribution of our assets in contravention of the subordination provisions on the notes before all senior indebtedness is paid in full in cash or other payment satisfactory to holders of senior indebtedness, then such payment or distribution will be held in trust for the benefit of holders of senior indebtedness or their representatives to the extent necessary to make payment in full in cash or payment satisfactory to the holders of senior indebtedness of all unpaid senior indebtedness.

     In the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than our other creditors. This subordination will not prevent the occurrence of any event of default under the indenture.

     The notes are exclusively obligations of Semtech. A substantial portion of our operations are conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, is dependent upon the earnings of our subsidiaries. In addition, we are dependent on the distribution of earnings, loans or other payments from our subsidiaries. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations.

     Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor to any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

     As of January 30, 2000, we had no senior indebtedness outstanding and our subsidiaries had $12.7 million of other liabilities outstanding. Neither we or our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture. We may from time to time incur additional debt, including senior indebtedness. Our subsidiaries may also from time to time incur other additional debt and liabilities.

     We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by the trustee in connection with its duties relating to the notes. The trustee's claims for these payments will generally be senior to those of noteholders in respect of all funds collected or held by the trustee.

Certain Definitions

     "credit agreement" means the WCMA Reducing Revolver Loan and Security Agreement, dated as of October 8, 1998, between Semtech and Merrill Lynch Business Financial Services Inc.

      "designated senior indebtedness" shall mean senior indebtedness under the credit agreement and our obligations under any other particular senior indebtedness that expressly provides that such senior indebtedness shall be "designated senior indebtedness" for purposes of the indenture, subject to the following limitations:

      . the instrument or agreement may place limitations and conditions on the right of senior indebtedness to exercise the rights of designated senior indebtedness; and

      . while the credit agreement shall be outstanding, designated senior indebtedness shall not include any senior indebtedness other than senior indebtedness incurred in connection with the credit agreement and senior indebtedness incurred in connection with the indebtedness described in clauses (3) and (4) of the definition of indebtedness.

      "indebtedness" means:

          (1) all indebtedness, obligations and other liabilities for borrowed money, including overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, or evidence by bonds, debentures, notes or similar instruments, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services;

          (2) obligations with respect to letters of credit, bank guarantees or bankers' acceptances;

          (3) obligations in respect of leases required in conformity with generally accepted accounting principles to be accounted for as capitalized lease obligations on our balance sheet;

          (4) all obligations and other liabilities under any lease or related document in connection with the lease of real property which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and our obligations under the lease or related document to purchase or to cause a third party to purchase the leased property;

          (5) all obligations with respect to an interest rate or other swap, cap or collar agreement or foreign currency hedge, exchange or purchase agreement;

          (6) all direct or indirect guaranties, our obligations or liabilities to purchase, acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of others of the type described in (1) through (5) above;

          (7) any obligations described in (1) through (5) above secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by us; and

          (8) any deferrals, renewals, extensions and refundings of, and amendment or modifications to (1) through (7) above.

     "senior indebtedness" means the principal, premium, if any, interest, including any interest accruing after bankruptcy and rent or termination payment on or other amounts due on our current or future indebtedness, whether created, incurred, assumed, guaranteed or in effect guaranteed by us, including any deferrals, renewals, extensions, refundings, amendments, modifications or supplements to the above. However, senior indebtedness does not include:

     . indebtedness that expressly provides that it shall not be senior in right of payment to the notes or expressly provides that it is on the same basis or junior to the notes;

     .  our indebtedness to any of our majority-owned subsidiaries; and

     .  the notes.

Events of Default; Notice and Waiver

     The following will be events of default under the indenture:

     . we fail to pay principal or premium, if any, upon redemption or otherwise on the notes, whether or not the payment is prohibited by subordination provisions;

     . we fail to pay any interest and liquidated damages, if any, on the notes, whether or not the payment is prohibited by subordination provisions of the indenture;

     . we fail to perform or observe any of the covenants in the indenture for 60 days after notice; or

     . certain events involving bankruptcy, insolvency or reorganization of Semtech.

     The trustee may withhold notice to the holders of the notes of any default, except defaults in payment of principal, premium, interest or liquidated damages, if any, on the notes. However, the trustee must consider it to be in the interest of the holders of the notes to withhold this notice.

     If an event of default occurs and continues, the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal, premium, if any, and accrued interest and liquidated damages, if any, on the outstanding notes to be immediately due and payable. In case of certain events of bankruptcy or insolvency involving Semtech, the principal, premium, if any, and accrued interest and liquidated damages, if any, on the notes will automatically become due and payable. However, if we cure all defaults, except the nonpayment of principal, premium, if any, interest or liquidated damages, if any, that became due as a result of the acceleration, and meet certain other conditions, with certain exceptions, this declaration may be cancelled and the holder of a majority of the principal amount of outstanding notes may waive these past defaults. Payment of principal, premium, if any, or interest on the notes that are not made when due will accrue interest at the annual rate of 4 1/2% from the required payment date.

     The holders of a majority of outstanding notes will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the indenture.

     No holder of the notes may pursue any remedy under the indenture, except in the case of a default in the payment of principal, premium or interest on the notes, unless:

     .  the holder has given the trustee written notice of an event of default;

     . the holders of at least 25% in principal amount of outstanding notes make a written request, and offer reasonable indemnity, to the trustee to pursue the remedy;

     . the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of the notes; and

     . the trustee fails to comply with the request within 60 days after receipt.

Modification of the Indenture

     The consent of the holders of a majority in principal amount of the outstanding notes is required to modify or amend the indenture. However, a modification or amendment requires the consent of the holder of each outstanding note if it would:

     .  extend the fixed maturity of any note;

     .  reduce the rate or extend the time for payment of interest of any note;

     .  reduce the principal amount or premium of any note;

     .  reduce any amount payable upon redemption of any note;

     . adversely change our obligation to redeem any note upon a fundamental change;

     .  impair the right of a holder to institute suit for payment on any note;

     .  change the currency in which any note is payable;

     .  impair the right of a holder to convert any note;

     .  adversely modify the subordination provisions of the indenture; or

     . reduce the percentage of notes required for consent to any modification of the indenture.

We are permitted to modify certain provisions of the indenture without the consent of the holders of the notes.

Registration Rights

     We have entered into a registration rights agreement with the initial purchaser of the notes. Under this agreement, we must use reasonable efforts to keep the shelf registration statement of which this prospectus forms a part effective after its effective date until the earlier of:

     . all of the registrable securities have been sold pursuant to the shelf registration statement; or

     . the expiration of the holding period under Rule 144(k) under the Securities Act, or any successor provision, subject to certain permitted exceptions.

     When we use the term "registrable securities" in this section, we are referring to the notes and the common stock issuable upon conversion of the notes until the earliest of:

     . the effective registration under the Securities Act and the resale of the securities in accordance with the registration statement;

     .  the expiration of the holding period under Rule 144(k); and

     . the sale to the public pursuant to Rule 144 under the Securities Act, or any similar provision then in force, but not Rule 144A.

     We may suspend the use of the prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. Any suspension period shall not:

     .  exceed 30 days in any three-month period; or

     .  an aggregate of 90 days for all periods in any 12-month period.

However, we will be permitted to suspend the use of the prospectus not to exceed 60 days in any 3-month period under certain circumstances, relating to possible acquisitions, financings or similar transactions.

     We will pay predetermined liquidated damages:

     . on the notes at an annual rate equal to 0.5% of the principal amount of the notes outstanding; and

     . on the common stock that has been converted, at an annual rate equal to 0.5% of the conversion price;

if the shelf registration statement is not timely filed or made effective or if the prospectus is unavailable for periods in excess of those permitted above.

     A holder who elects to sell registrable securities pursuant to the shelf registration statement will be required to:

     .  be named as a selling stockholder in the related prospectus;

     .  deliver a prospectus to purchasers; and

     . be subject to the provisions of the registration rights agreement, including indemnification provisions.

     Under the registration rights agreement we will:

     .  pay all expenses of the shelf registration statement;

     .  provide each registered holder copies of the prospectus;

     . notify holders when the shelf registration statement has become effective; and

     . take other actions as are required to permit unrestricted resales of the registrable securities.

     If, after the shelf registration statement has been declared effective, we fail to keep the shelf registration statement effective or usable in accordance with and during the periods specified in the registration rights agreement, then the interest rate on the notes during the Damages Accrual Period will increase by 0.5% per annum. This requirement is subject to exceptions described in the registration rights agreement, including our right to suspend the use of the shelf registration statement for up to 60 days.

Rule 144A Information Request

     We will furnish to the holders or beneficial holders of the notes or the underlying common stock and prospective purchasers, upon their request, the information required under Rule 144A(d)(4) under the Securities Act until such time as such securities are no longer "restricted securities" within the meaning of Rule 144 under the Securities Act, assuming these securities have not been owned by an affiliate of Semtech.

Information Concerning The Trustee

     We have appointed State Street Bank and Trust Company of California, N.A., the trustee under the indenture, as paying agent, conversion agent, note registrar and custodian for the notes. The trustee or its affiliates may provide banking and other services to us in the ordinary course of their business.

     The indenture contains certain limitations on the rights of the trustee, as long as it or any of its affiliates remains our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the notes, the trustee must eliminate such conflict or resign.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 100,000,000 shares of common stock, $.01 par value, and 10,000,000 shares of preferred stock, $.01 par value. As of April 24, 2000, there were 32,601,901 shares of common stock issued and outstanding, and an additional 2,531,592 shares were reserved for future issuance upon exercise of stock options granted or available for grant under our existing stock option plans and agreements. As of that date, no shares of preferred stock were outstanding.

Common Stock

     The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends as may be declared from time to time by our board of directors out of funds legally available for distribution and in the event of liquidation, dissolution, or winding up of Semtech, the holders of common stock are entitled to share in all assets remaining after payment of liabilities. Our common stock has no preemptive or conversion rights and is not subject to further calls or assessments by us. There are no redemption or sinking fund provisions applicable to the common stock. The common stock currently outstanding is validly issued, fully paid and nonassessable.

Preferred Stock

     Our board of directors has the authority to issue the preferred stock in one or more series and to fix the rights, preferences and privileges, including dividend rights, conversion rights, liquidation rights, voting rights, and the number of shares constituting any series or the designation of such series of preferred stock, without any further vote or action by the stockholders. As of May 8, 2000, there were no outstanding or designated shares of preferred stock or options to purchase preferred stock other than the designated series under the Rights Agreement described below. Although it has no present intention to do so, our board of directors may, without stockholder approval, issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of Semtech.

Rights Agreement

     Effective June 11, 1998, our board of directors approved a Stockholder Protection Agreement and declared a dividend distribution payable July 31, 1998 of one "Right" for each share of our common stock outstanding on July 31, 1998 and each share of our common stock issued thereafter (subject to certain limitations). The Stockholder Protection Agreement as approved by the board of directors was entered into with ChaseMellon Shareholder Services, as rights agent, on June 25, 1998.

     Currently, the Rights trade with shares of our common stock. When the Rights become exercisable, each Right will entitle the holder to buy that number of units equaling one one-hundredth of a share of Series X Junior Participating Preferred Stock, $.01 par value, that equals the exercise price of $100 divided by 50% of the market price per share of our common stock. The Rights will become exercisable and will trade separately from the common stock (unless postponed by action of our board of directors) on the earlier of (i) 10 business days following a public announcement or resolution of our board of directors recognizing that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 25% or more of the outstanding shares of common stock, or (ii) 10 business days following the commencement or announcement of an intention to make a tender or exchange offer for our common stock, the consummation of which would result in the beneficial ownership by a person or group of affiliated or associated persons of 25% or more of our outstanding common stock.

     In general, if any person or group acquires 25% or more of our common stock without approval of our board of directors, each Right not held by the acquiring person will entitle its holder to receive upon exercise and payment of the exercise price that number of units of the Series X Junior Participating Preferred Stock which equals the result obtained by dividing the exercise price by 50% of the market price per share of our common stock. If, after any person or group acquires 25% or more of our common stock without the approval of our board of directors, we are acquired in a merger or other business combination transaction, each Right not held by the acquiring person would entitle its holder to receive, upon exercise, either that number of shares of our common stock, if we are the surviving corporation of the merger or consolidation, or of common stock in the surviving acquiring company (or, in the event there is more than one acquiring company, the acquiring company receiving the greatest portion of the assets or earning power transferred), which at the time of such transaction would have a market value of two times the exercise price of the right.

     At any time prior to the earlier to occur of (i) the Rights becoming exercisable, or (ii) the expiration of the Rights, we may redeem the Rights in whole, but not in part, at a price of $.001 per Right. Immediately upon the action of our board of directors ordering redemption of the Rights, the right to exercise the Rights will terminate and the only right of Rights holders will be to receive $.001 per Right. Additionally, the exercise price, number of Rights, and the number of shares of Series X Junior Participating Preferred or common stock that may be acquired for the exercise price are subject to adjustment from time to time to prevent dilution. The Rights expire on July 30, 2008, unless previously exchanged or redeemed as described above, or terminated in connection with the acquisition of our company by consolidation or merger approved by the board of directors and satisfying certain conditions.

     The terms of the rights may be amended at any time by our board of directors without the consent of rights holders in order to cure any ambiguity or to correct or supplement any defective or inconsistent provision and may, prior to the time the Rights become exercisable, be amended by our board of directors without the consent of rights holders to change or supplement any provision in any respect and in any manner that our board of directors may deem necessary or desirable. After the Rights become exercisable, the terms of the Rights may be amended (other than to cure ambiguities or to correct or supplement defective or inconsistent provisions) only so long as the amendment does not adversely affect the interests of rights holders (other than the acquiring person).

     The Rights are designed to protect and maximize the value of our outstanding equity interests, in the event of an unsolicited attempt by an acquiror to take us over in a manner or on terms not approved by our board of directors. Takeover attempts frequently include coercive tactics to deprive a corporation's board of directors and its holders of any real opportunity to determine the destiny of the corporation. The Rights have been declared by the board of directors in order to deter such tactics, including a gradual accumulation of shares in the open market of a 25% or greater position to be followed by a merger or a partial or two-tier tender offer that does not treat all holders equally.

     The Rights are not intended to prevent a takeover of our company. Nevertheless, the Rights may have the effect of rendering more difficult or discouraging an acquisition of our company deemed undesirable by the board of directors. The Rights may cause substantial dilution to a person or group that attempts to acquire us on terms or in a manner not approved by our board of directors, except pursuant to an offer conditioned upon the negation, purchase or redemption of the rights.

     The description above is qualified in its entirety by reference to the Stockholder Protection Agreement, dated as of June 25, 1998.

Delaware Takeover Statute

     We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which prohibits a publicly-held Delaware corporation from engaging in any "business combination" with an "interested stockholder" for three years following the date that such stockholder became an interested stockholder, unless:

     . prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

     . upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     . on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 662/3% of the outstanding voting stock not owned by the interested stockholder.

     Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholders. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior did own) 15% or more of the corporation's voting stock.

Transfer Agent and Registrar

     The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services, 400 South Hope Street, Fourth Floor, Los Angeles, California 90071.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and common stock into which notes may be converted, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change or differing interpretation possibly with retroactive effect. Except as specifically discussed below with regard to Non-U.S. Holders (as defined below), this summary applies only to beneficial owners that will hold notes and common stock into which notes may be converted as "capital assets" (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code")) and who, for U.S. federal income tax purposes, are (i) individual citizens or residents of the U.S., (ii) corporations, partnerships or other entities created or organized in or under the laws of the U.S. or of any political subdivision thereof (unless, in the case of a partnership, Treasury Regulations otherwise provide), (iii) estates, the incomes of which are subject to U.S. federal income taxation regardless of the source of such income or (iv) trusts subject to the primary supervision of a U.S. court and the control of one or more U.S. persons ("U.S. Holders").
Persons other than U.S. Holders ("Non-U.S. Holders") are subject to special
U.S. federal income tax considerations, some of which are discussed below. This discussion does not address tax considerations applicable to an investor's particular circumstances or to investors that may be subject to special tax rules such as banks, holders subject to the alternative minimum tax, tax-exempt organizations, insurance companies, foreign persons or entities (except to the extent specifically set forth below), dealers in securities or currencies, persons that will hold notes as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes or persons deemed to sell notes or common stock under the constructive sale provisions of the Code. This summary discusses the tax considerations applicable to selling holders of the notes who purchase the notes at their "issue price" as defined in Section 1273 of the Code and does not discuss the tax considerations applicable to subsequent purchasers of the notes. Semtech has not sought any ruling from the Internal Revenue Service (the "IRS") or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. In addition, the IRS is not precluded from successfully adopting a contrary position. This summary does not consider the effect of the federal estate or gift tax laws or the tax laws (except as set forth below with respect to Non-U.S. Holders) of any applicable foreign, state, local or other jurisdiction.

     INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

U.S. Holders

     Taxation of Interest

     Interest paid on the notes will be included in the income of a U.S. Holder as ordinary income at the time it is treated as received or accrued, in accordance with such holder's regular method of accounting for U.S. federal income tax purposes. Under Treasury Regulations, the possibility of an additional payment under a note may be disregarded for purposes of determining the amount of interest or original issue discount income to be recognized by a holder in respect of such note (or the timing of such recognition) if the likelihood of the payment, as of the date the notes are issued, is remote. Failure of Semtech to file or cause to be declared effective a shelf registration statement as described under "Description of Notes--Registration Rights of the Noteholders" may result in the payment of predetermined liquidated damages in the manner described therein. In addition, a holder may require Semtech to redeem any and all of his notes in the event of a fundamental change. Semtech believes that the likelihood of a liquidated damages payment with respect to the notes is remote and does not intend to treat such possibility as affecting the yield to maturity of any note. Similarly, Semtech intends to take the position that a "fundamental change" is remote under the Treasury Regulations, and likewise does not intend to treat the possibility of a "fundamental change" as affecting the yield to maturity of any note. In the event either contingency occurs, it would affect the amount and timing of the income that must be recognized by a U.S. Holder of notes. There can be no assurance that the IRS will agree with such positions.

     Sale, Exchange or Redemption of the Notes

     Upon the sale, exchange (other than a conversion) or redemption of a note, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued interest income not previously included in income, which will be taxable as ordinary income, or is attributable to accrued interest that was previously included in income, which amount may be received without generating further income) and (ii) such holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note generally will equal the cost of the note to such holder. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period in the note is more than one year at the time of sale, exchange or redemption. Long-term capital gains recognized by certain noncorporate U.S. Holders, including individuals, will generally be subject to a maximum rate of tax of 20%. The deductibility of capital losses is subject to limitations.

     Conversion of the Notes

     A U.S. Holder generally will not recognize any income, gain or loss upon conversion of a note into common stock except with respect to cash received in lieu of a fractional share of common stock. A U.S. Holder's tax basis in the common stock received on conversion of a note will be the same as such holder's adjusted tax basis in the note at the time of conversion (reduced by any basis allocable to a fractional share interest), and the holding period for the common stock received on conversion will generally include the holding period of the note converted. However, a U.S. Holder's tax basis in shares of common stock considered attributable to accrued interest generally will equal the amount of such accrued interest included in income, and the holding period for such shares shall begin on the date of conversion.

     Cash received in lieu of a fractional share of common stock upon conversion will be treated as a payment in exchange for the fractional share of common stock. Accordingly, the receipt of cash in lieu of a fractional share of common stock generally will result in capital gain or loss (measured by the difference between the cash received for the fractional share and the holder's adjusted tax basis in the fractional share).

     Dividends

     Distributions, if any, made on the common stock after a conversion generally will be included in the income of a U.S. Holder as ordinary dividend income to the extent of Semtech's current or accumulated earnings and profits. Distributions in excess of Semtech's current and accumulated earnings and profits will be treated as a return of capital to the extent of the U.S. Holder's basis in the common stock and thereafter as capital gain.

     Holders of convertible debt instruments such as the notes may, in certain circumstances, be deemed to have received distributions of stock if the conversion price of such instruments is adjusted. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the debt instruments, however, will generally not be considered to result in a constructive distribution of stock. Certain of the possible adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of Semtech) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, the U.S. Holders of the notes may be deemed to have received constructive distributions taxable as dividends to the extent of Semtech's current and accumulated earnings and profits even though they have not received any cash or property as a result of such adjustments. In certain circumstances, the failure to provide for such an adjustment may result in taxable dividend income to the U.S. Holders of common stock.

     Sale of Common Stock

     Upon the sale or exchange of common stock a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) such U.S. Holder's adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period in common stock is more than one year at the time of the sale or exchange. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, will generally be subject to a maximum rate of tax of 20%. A U.S. Holder's basis and holding period in common stock received upon conversion of a note are determined as discussed above under "Conversion of the Notes." The deductibility of capital losses is subject to limitations.

Special Tax Rules Applicable to Non-U.S. Holders

     In general, subject to the discussion below concerning backup withholding:

     (a) Payments of principal or interest on the notes by Semtech or any paying agent to a beneficial owner of a note that is a Non-U.S. Holder will not be subject to U.S. withholding tax, provided that, in the case of interest, (i) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of Semtech entitled to vote within the meaning of Section 871(h)(3) of the Code, (ii) such Non-U.S. Holder is not a "controlled foreign corporation" with respect to which Semtech is a "related person" within the meaning of Section 864(d)(4) the Code, (iii) such Non-U.S. Holder is not a bank receiving interest described in
  Section 881(c)(3)(A) of the Code, and (iv) the certification requirements under Section 871(b) or Section 881(c) of the Code and Treasury Regulations thereunder (discussed below) are satisfied;

     (b) A Non-U.S. Holder of a note or common stock will not be subject to U.S. federal income tax on gains realized on the sale, exchange or other disposition of such note or common stock unless (i) such Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of sale, exchange or other disposition, and certain conditions are met, (ii) such gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the U.S. and, if certain U.S. income tax treaties apply, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder, (iii) the Non-U.S. Holder is subject to Code provisions applicable to certain U.S. expatriates, or (iv) in the case of common stock held by a person who holds more than 5% of such stock, Semtech is or has been, at any time within the shorter of the five-year period preceding such sale or other disposition or the period such Non-U.S. Holder held the common stock, a U.S. real property holding corporation (a "USRPHC") for U.S. federal income tax purposes. Semtech does not believe that it is currently a USRPHC or that it will become one in the future; and

     (c) Interest on notes not excluded from U.S. withholding tax as described in (a) above and dividends on common stock after conversion generally will be a subject to U.S. withholding tax at a 30% rate, except where an applicable tax treaty provides for the reduction or elimination of such withholding tax.

     To satisfy the certification requirements referred to in (a) (iv) above, Sections 871 (h) and 881 (c) of the Code and currently effective Treasury Regulations thereunder require that either (i) the beneficial owner of a note must certify, under penalties of perjury, to Semtech or its paying agent, as the case may be, that such owner is a Non-U.S. Holder and must-provide such owner's name and address, and U.S. taxpayer identification number ("TIN"), if any, or
(ii) a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business (a "Financial Institution") and holds the note on behalf of the beneficial owner thereof must certify, under penalties of perjury, to Semtech or its paying agent, as the case may be, that such certificate has been received from the beneficial owner and must furnish the payor with a copy thereof. Such requirement will be fulfilled if the beneficial owner of a note certifies on IRS Form W-8 or successor form, under penalties of perjury, that it is a Non-U.S. Holder and provides its name and address or any Financial Institution holding the note on behalf of the beneficial owner files a statement with the withholding agent to the effect that it has received such a statement from the beneficial owner (and furnishes the withholding agent with a copy thereof).

     Treasury Regulations effective for payments made after December 31, 2000, will provide alternative methods for satisfying the certification requirements described above and below, subject to certain grandfathering provisions. These new regulations also require, in the case of notes held by a foreign partnership, that (i) the certification be provided by the partners rather than by the foreign partnership and (ii) the partnership provide certain information, including a TIN. A look-through rule will apply in the case of tiered partnerships.

     If a Non-U.S. Holder of a note or common stock is engaged in a trade or business in the U.S. and if interest on the note, dividends on the common stock, or gain realized on the sale, exchange or other disposition of the note or common stock is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the Non-U-S. Holder in the U.S.), the Non-

U.S. Holder, although exempt from U.S. withholding tax (provided that the certification requirements discussed in the next sentence are met), will generally be subject to U.S. federal income tax on such interest, dividends or gain on a net income basis in the same manner as if it were a U.S. Holder. In lieu of the certificate described above, such a Non-U.S. Holder will be required, under currently effective Treasury Regulations, to provide Semtech with a properly executed IRS Form 4224 or successor form in order to claim an exemption from withholding tax. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

     U.S. Federal Estate Tax

     A note held by an individual who at the time of death is not a citizen or resident of the U.S. (as specially defined for U.S. federal estate tax purposes) will not be subject to U.S. federal estate tax if the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Semtech and, at the time of the individual's death, payments with respect to such note would not have been effectively connected with the conduct by such individual of a trade or business in the U.S. Common stock held by an individual who at the time of death is not a citizen or resident of the U.S. (as specially defined for U.S. federal estate tax purposes) will be included in such individual's estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty otherwise applies.

     Non-U.S. Holders should consult with their tax advisors regarding U.S. and foreign tax consequences with respect to the notes and common stock.

Backup Withholding and Information Reporting

     Backup withholding of U.S. federal income tax at a rate of 31% may apply to payments pursuant to the terms of a note or common stock to a U.S. Holder that is not an "exempt recipient" and that fails to provide certain identifying information (such as the holder's TIN) in the manner required. Generally, individuals are not exempt recipients, whereas corporations and certain other entities are exempt recipients. Payments made in respect of a note or common stock must be reported to the IRS, unless the U.S. Holder is an exempt recipient or otherwise establishes an exemption.

     In the case of payments of interest on a note to a Non-U.S. Holder, Treasury Regulations provide that backup withholding and information reporting will not apply to payments with respect to which either requisite certification has been received or an exemption has otherwise been established (provided that neither Semtech nor a paying agent has actual knowledge that the holder is a U.S. Holder or that the conditions of any other exemption are not in fact satisfied).

     Dividends on the common stock paid to Non-U.S. Holders that are subject to U.S. withholding tax, as described above, generally will be exempt from U.S. backup withholding tax but will be subject to certain information reporting.

     Payments of the proceeds of the sale of a note or common stock to or through a foreign office of a U.S. Holder or a foreign office of a broker that is a U.S. related person (either a "controlled foreign corporation" or a foreign person, 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with the conduct of a trade or business within the U.S.) are currently subject to certain information reporting requirements, unless the payee is an exempt recipient or such broker has evidence in its records that the payee is a Non-U.S. Holder and no actual knowledge that such evidence is false and certain other conditions are met. Temporary Treasury Regulations indicate that such payments are not currently subject to backup withholding.

     Under current Treasury Regulations, payments of the proceeds of a sale of a note or common stock to or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the payee certifies under penalties of perjury as to his or her status as a Non-U.S. Holder and satisfies certain other qualifications (and no agent of the broker who is responsible for receiving or reviewing such statement has actual knowledge that it is incorrect) and provides his or her name and address or the payee otherwise establishes an exemption.

     Any amounts withheld under the backup withholding rules from a payment to a holder of a note or common stock will be allowed as a refund or credit against such holder's U.S. federal income tax provided that the required information is furnished to the IRS in a timely manner.

     As noted above, new regulations will generally be applicable to payments made after December 31, 2000. In general, these new regulations do not significantly alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify reliance standards. Under these new regulations, special rules apply which permit the shifting of primary responsibility for withholding to certain financial intermediaries acting on behalf of beneficial owners. A holder of a note or common stock should consult with its tax advisor regarding the application of the backup withholding rules to its particular situation, the availability of an exemption therefrom, the procedure for obtaining such an exemption, if available, and the impact of these new regulations on payments made with respect to notes or common stock after December 31, 2000.

     THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR U.S. FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES AND COMMON STOCK OF SEMTECH. TAX ADVISORS SHOULD ALSO BE CONSULTED AS TO THE U.S. ESTATE AND GIFT TAX CONSEQUENCES AND THE FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES AND COMMON STOCK OF SEMTECH, AS WELL AS THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

                                SELLING HOLDERS

     The notes were originally issued by us and sold by Morgan Stanley & Co. Incorporated and Banc of America Securities LLC, as initial purchasers, in a transaction exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be qualified institutional buyers or other institutional accredited investors. Selling holders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell any or all the notes and commons stock into which the notes are convertible.

     The selling holders have represented to us that they purchased the notes and the common stock issuable upon conversion of the notes for their own account for investment only and not with a view toward selling or distributing them, except through sales registered under the Securities Act or exemptions therefrom. We agreed with the selling holders to file this registration statement to register the resale of the notes and the common stock. We agreed to prepare and file all necessary amendments and supplements to the registration statement to keep it effective until the date on which the notes and the common stock issuable upon their conversion no longer qualify as "registrable securities" under our registration rights agreement.

     The following table sets forth, as of May 8, 2000, information regarding the beneficial ownership of the notes and our common stock by the selling holders. The information is based on information provided by or on behalf of the selling holders.

     The selling holders may offer all, some or none of the notes or common stock into which the notes are convertible. Thus, we cannot estimate the amount of the notes or the common stock that will be held by the selling holders upon termination of any sales. The column showing ownership after completion of the offering assumes that the selling holders will sell all of the securities offered by this prospectus. In addition, the selling holders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information about their notes in transactions exempt from the registration requirements of the Securities Act. None of the selling holders has had any material relationship with us or our affiliates within the past three years. This table assumes that other holders of notes or any future transferee from any such holder do not beneficially own any common stock other than common stock into which the notes are convertible.


                                                                                                          Common Stock
                                                                                                          Beneficially
                                                 Principal Amount        Common Stock                     Owned After
                                                     of Notes            Beneficially        Common       Offering (2)
                                                Beneficially Owned       Owned Before         Stock       -------------
Name and Address                                    and Offered            Offering         Offered(1)    Amount      %
----------------                                -------------------    ---------------     ------------   ---------------
------------------------------------------------------------------------------------------------------------------------------

AIG SoundShore Opportunity Holding
Fund Ltd.....................................       $  2,500,000         10,500               29,600        0         *
 c/o AIG International Management
 Company, Inc.
 1281 East Main Street
 Stamford, CT 06902

AIG SoundShore Strategic Holding
Fund Ltd.....................................       $  2,000,000          5,000               23,680        0         *
 c/o AIG International Management
 Company, Inc.
 1281 East Main Street
 Stamford, CT 06902

Aim Strategic Income Fund....................       $  1,400,000              0               16,576        0         *
 c/o Aim Management Group
 11 Greenway, Suite 100
 Houston, TX 77046

Banc of America Securities LLC...............       $ 11,674,000              0              138,219        0         *
 9 West 57 Street, 40th Floor
 New York, NY 10019

Bank Austria Cayman Island, Ltd..............       $  5,000,000              0               59,200        0         *
 757 Third Avenue
 New York, NY 10017

Bear Stearns & Co., Inc......................       $  4,000,000              0               47,360        0         *
 245 Park Avenue, 13th Floor
 Global Fund Management
 New York, NY 10167

                                                                                                          Common Stock
                                                                                                          Beneficially
                                                 Principal Amount        Common Stock                     Owned After
                                                     of Notes            Beneficially        Common       Offering (2)
                                                Beneficially Owned       Owned Before         Stock       -------------
Name and Address                                    and Offered            Offering         Offered(1)    Amount      %
----------------                                -------------------    ---------------     ------------   ---------------
------------------------------------------------------------------------------------------------------------------------------

Castle Convertible Fund, Inc.................      $    250,000               0               2,960        0          *
 One Work Trade Center
 Suite 93333
 New York, NY 10048

Chrysler Corporation Master Retirement Trust.      $  7,035,000               0              83,294        0          *
 c/o Oaktree Capital Management, LLC
 333 South Grand Avenue, 28th Fl.
 Los Angeles, CA 90071

Delta Air Lines Master Trust.................      $  3,205,000               0              37,947        0          *
 c/o Oaktree Capital Management, LLC
 333 South Grand Avenue, 28th Fl.
 Los Angeles, CA 90071

Grace Brothers, Ltd..........................      $  1,250,000               0              14,800        0          *
 1560 Sherman Avenue
 Suite 900
 Evanston, IL 60201

Liberty View Funds LP........................      $    500,000               0               5,920        0          *
 101 Hudson Street
 Suite 3700
 Jersey City, NJ 07302

Lipper Convertibles, L.P.....................      $  2,000,000               0              23,680        0          *
 101 Park Avenue, 6th Floor
 New York, NY 10178

Motion Picture Industry Health Plan - Active
Member Fund.................................       $    830,000               0               9,827        0          *
 c/o Oaktree Capital Management, LLC
 333 South Grand Avenue, 28th Fl.
 Los Angeles, CA 90071

Motion Picture Industry Health Plan -
Retiree Member Fund.........................       $    415,000               0               4,914        0          *
 c/o Oaktree Capital Management, LLC
 333 South Grand Avenue, 28th Fl.
 Los Angeles, CA 90071

OCM Convertible Limited Partnership..........      $    260,000               0               3,078        0          *
 c/o Oaktree Capital Management, LLC
 333 South Grand Avenue, 28th Fl.
 Los Angeles, CA 90071

                                                                                                          Common Stock
                                                                                                          Beneficially
                                                 Principal Amount        Common Stock                     Owned After
                                                     of Notes            Beneficially        Common       Offering (2)
                                                Beneficially Owned       Owned Before         Stock       -------------
Name and Address                                    and Offered            Offering         Offered(1)    Amount      %
----------------                                -------------------    ---------------     ------------   ---------------
------------------------------------------------------------------------------------------------------------------------------
OCM Convertible Trust........................     $  3,470,000               0              41,085         0          *
 c/o Oaktree Capital Management, LLC
 333 South Grand Avenue, 28th Fl.
 Los Angeles, CA 90071

Paloma Securities L.L.C......................     $ 10,000,000               0             118,399         0          *
 Two American Lane
 Greenwich, CT 06836

Partner Reinsurance Company Ltd..............     $  1,445,000               0              17,109         0          *
 c/o Oaktree Capital Management, LLC
 333 South Grand Avenue, 28th Fl.
 Los Angeles, CA 90071

Ramius Capital Group Holdings, Ltd...........     $  1,000,000               0              11,840         0          *
 757 Third Avenue
 New York, NY 10017

State Employees' Retirement Fund of the
State Delaware..............................      $  3,565,000               0              42,209         0          *
 c/o Oaktree Capital Management, LLC
 333 South Grand Avenue, 28th Fl.
 Los Angeles, CA 90071

State of Connecticut Combined Investment
Funds.......................................      $  8,475,000               0             100,343         0          *
 c/o Oaktree Capital Management, LLC
 333 South Grand Avenue, 28th Fl.
 Los Angeles, CA 90071

Vanguard Convertible Securities Fund, Inc....     $  8,800,000               0             104,191         0          *
 c/o Oaktree Capital Management, LLC
 333 South Grand Avenue, 28th Fl.
 Los Angeles, CA 90071

White River Securities LLC...................     $  4,000,000               0              47,360         0          *
 245 Park Avenue, 13th Floor
 Global Fund Management
 New York, NY 10167

Any other holder of notes or future
transferee, pledgee, donee or successor of
any holder(3)(4)............................      $316,926,000               0           3,752,379         0         10.3%
------------------------------------------------------------------------------------------------------------------------------
TOTAL........................................     $400,000,000            15,500         4,735,970         0         12.7%
==============================================================================================================================

*  Less than 1%.

(1) Assumes conversion of all the holder's notes at a conversion price of $84.46 per share of common stock and resale of all shares of common stock offered hereby.

(2) Calculated based on Rule 13d-3(d)(1) promulgated under the Securities Exchange Act of 1934, as amended.
(3) Information about other selling security holders will be set forth in prospectus supplements, if required.
(4) Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

     Information concerning the selling holders may change from time to time and any changed information will be set forth in supplements to this prospectus if necessary. In addition, the per share conversion price, and therefore the number of shares of common stock issuable upon conversion of the notes, us subject to adjustment. As a result, the aggregate principal amount of notes and the number of shares of commons stock into which the notes are convertible may increase or decrease.

                              PLAN OF DISTRIBUTION

     On February 14, 2000 and February 28, 2000, we issued an aggregate of $400,000,000 convertible subordinated notes to Morgan Stanley Dean Witter and Banc of America Securities LLC, as initial purchasers, in a transaction exempt from the registration requirements of the Securities Act to persons reasonably believed to be qualified institutional buyers or other institutional accredited investors. The selling holders are the note holders pursuant to the aforementioned transaction and the notes being offered under this prospectus are the notes issued on February 14, 2000 and February 28, 2000. Pursuant to the offering memorandum, holders of the notes may convert the notes into shares of our common stock at any time on or before February 1, 2007, at a conversion price of $84.46 per share, subject to adjustment in certain events. The selling holders also include former note holders who may have exercised their option to convert and the shares being offered under this prospectus are the shares we issued to them upon conversion.

     The selling holders and any of their pledgees, assignees, donees, other transferees and successors-in-interest may, from time to time, sell any or all of their notes or shares of the common stock issuable upon conversion at fixed prices, at prevailing market prices at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions on any national securities exchange or quotation service on which the notes or the common stock may be listed or quoted at the time of the sale. The selling holders may use any one or more of the following methods when selling the notes or the shares of our common stock issuable upon conversion:

     . ordinanary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     . block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     . purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     . an exchange distribution in accordance with the rules of the applicable exchange;

     .  privately negotiated transactions;

     .  short sales;

     . broker-dealers may agree with the selling holders to sell a specified number of such shares at a stipulated price per share;

     .  a combination of any such methods of sale; and

     .  any other method permitted pursuant to applicable law.

     The selling holders may also sell notes or shares of our common stock issuable upon conversion under Rule 144A of the Securities Act, if available, rather than under this prospectus.

     The selling holders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling holders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

     Our outstanding common stock is listed for trading on the Nasdaq National Market. While the notes are eligible for trading in The Portal Market, we do not expect the notes to remain eligible for trading on that market. We do not intend to list the notes for trading on any national securities exchange or on the Nasdaq National Market. We cannot assure you that a trading market for the notes will develop. If a trading market for the notes fails to develop, the trading price of the notes may decline.

     Broker-dealers engaged by the selling holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.

     The selling holders and any broker-dealers or agents that are involved in selling the notes or the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     We are required to pay all fees and expenses incident to the registration of the notes or the shares, including fees and disbursements of counsel to the selling stockholders; provided however, that the selling holders shall bear
                      -------- -------
their own legal fees above $12,500, if any, and any underwriting discounts or commissions.

     The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services, 400 South Hope Street, Fourth Floor, Los Angeles, California 90071.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The consolidated financial statements of Semtech Corporation appearing in Semtech's Annual Report (Form 10-K filed with the SEC on April 28, 2000 for the year ended January 30, 2000), incorporated by reference in this Prospectus and elsewhere in this registration statement, have been audited by Arthur Andersen, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     Certain legal matters relating to our common stock, including the validity thereof, has been passed upon for us by our counsel, Paul, Hastings, Janofsky & Walker LLP, Los Angeles, California.

                                [SEMTECH LOGO]

          $400,000,000 4 1/2% Convertible Subordinated Notes Due 2007

                                      and

    4,735,970 Shares of Common Stock Issuable Upon Conversion of the Notes


                            -----------------------

                                   PROSPECTUS

                                       , 2000

                            ------------------------

                PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The fees and expenses payable by the Company in connection with the sale of the shares of common stock being registered are estimated as follows:

                                                                                             Amount
                                                                                        ----------------
SEC Filing Fee.......................................................................        $105,600.00
                                                                                             -----------
Nasdaq National Markets Fee..........................................................        $ 17,500.00
                                                                                             -----------
Legal Fees and Expenses*.............................................................        $ 12,500.00
                                                                                             -----------
Accounting Fees*.....................................................................        $ 10,000.00
                                                                                             -----------
Printing and Miscellaneous Expenses*.................................................        $  4,400.00
                                                                                             -----------
     Total*..........................................................................        $150,000.00
                                                                                             -----------
___________________
*Indicates estimate

Item 15.  Indemnification of Directors and Officers.


     Section 17, Article III, of our Bylaws, as amended, provides for indemnification of officers, directors, agents and employees of the Company generally consistent with the provisions of Section 145 of the Delaware General Corporation Law. Pursuant to Section 145 of the Delaware General Corporation Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of a corporation, however, indemnification is not available if such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless the court determines that indemnification is appropriate. In addition, a corporation has the power to purchase and maintain insurance for such persons. The statute also expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of holders or disinterested directors, or otherwise.

     As permitted by Section 102 of the Delaware General Corporation Law, our holders have approved and incorporated provisions into our Restated Certificate of Incorporation eliminating a director's personal liability for monetary damages to us and our holders arising from a breach of a director's fiduciary duty, except for liability under Section 174 of the Delaware General Corporation Law or liability for any breach of the director's duty of loyalty to us or our stockholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law or for any transaction in which the director derived an improper personal benefit.

     We have entered into indemnification agreements with our directors and officers. These agreements provide broader indemnity rights than those provided under the Delaware General Corporation Law and our Bylaws. The indemnification agreements are not intended to deny or otherwise limit third party or derivative suits against us or our directors or officers, but to the extent a director or office were entitled to indemnity or contribution under the indemnification agreement, the financial burden of a third party suit would be borne by us, and we would not benefit from derivative recoveries against the director or officer. Such recoveries would accrue to our benefit but would be offset by our obligations to the director or officer under the indemnification agreement.

     The above discussion of the Company's Bylaws, Certificate of Incorporation and of Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by such Bylaws, Certificate of Incorporation, and statute.

Item 16.  Exhibits.

   Exhibit No.                                                Description
------------------   ----------------------------------------------------------------------------------------------
       4.1*          Indenture dated as of February 14, 2000 between Semtech Corporation and State Street Bank and
                     Trust Company of California, N.A., as Trustee.

       4.2*          Registration Rights Agreement dated as of February 14, 2000 between Semtech Corporation, as
                     Issuer, and Morgan Stanley & Co. Incorporated and Banc of America Securities LLC, as Initial
                     Purchasers.

       5.1           Opinion of Paul, Hastings, Janofsky & Walker LLP as to legality of securities being registered.

       12.1          Computation of Ratio of Earnings to Fixed Charges.

       23.1          Consent of independent accountant.

       23.2          Consent of counsel (included in Exhibit 5.1).

       24.1          Power of Attorney (included in signature page).

       25.1          Form T-1 Statement of eligibility of State Street Bank to act as trustee under the Indenture.
________________________

* Incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended January 30, 2000.

Item 17.  Undertakings.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the Prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;


Provided, however, that paragraphs (l)(i) and (l)(ii) do not apply if the
--------  -------
information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of post-effective amendment any of the securities which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newbury Park, State of California, on May 8, 2000.

                          SEMTECH CORPORATION


                          By:  /s/ John D. Poe
                               ----------------
                               John D. Poe
                               Chairman of the Board & Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints John D. Poe and David G. Franz, Jr., and each of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                                Title                                      Date
---------------------------------   -----------------------------------------------   --------------------------------
/s/ John D. Poe                                Chief Executive Officer,                         May 8, 2000
---------------------------------         Director and Chairman of the Board
John D. Poe                                  (Principal Executive Officer)

/s/ David G. Franz, Jr.                         Vice President-Finance,                         May 8, 2000
---------------------------------        Chief Financial Officer and Secretary
David G. Franz, Jr.                  (Principal Financial and Accounting Officer)

                                                       Director                                 May  , 2000
---------------------------------
James P. Burra

                                                       Director                                 May  , 2000
---------------------------------
Rock N. Hankin

/s/ Allen H. Orbuch                                    Director                                 May 8, 2000
---------------------------------
Allen H. Orbuch

/s/ James T. Schraith                                  Director                                 May 8, 2000
---------------------------------
James T. Schraith

/s/ Jack O. Vance                                      Director                                 May 8, 2000
---------------------------------
Jack O. Vance

                                 EXHIBIT INDEX

   Exhibit No.       Description
------------------   ----------------------------------------------------------------------------------------------
       4.1*          Indenture dated as of February 14, 2000 between Semtech Corporation and State Street Bank and
                     Trust Company of California, N.A., as Trustee.

       4.2*          Registration Rights Agreement dated as of February 14, 2000 between Semtech Corporation, as
                     Issuer, and Morgan Stanley & Co. Incorporated and Banc of America Securities LLC, as Initial
                     Purchasers.

       5.1           Opinion of Paul, Hastings, Janofsky & Walker LLP as to legality of securities being registered.

       12.1          Computation of Ratio of Earnings to Fixed Charges.

       23.1          Consent of independent accountant.

       23.2          Consent of counsel (included in Exhibit 5.1).

       24.1          Power of Attorney (included in signature page).

       25.1          Form T-1 Statement of eligibility of State Street Bank to act as trustee under the Indenture.
________________________

* Incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended January 30, 2000.